Exhibit 99.1

RockTenn Reports Earnings for the First Quarter of Fiscal 2010 of $1.43 Per Share and Adjusted Earnings Per Share of $0.94

NORCROSS, Ga.--(BUSINESS WIRE)--January 26, 2010--RockTenn (NYSE:RKT) today reported earnings for the quarter ended December 31, 2009 of $1.43 per diluted share. The Company’s adjusted earnings were $0.94 per diluted share, excluding primarily items related to the alternative fuel tax credit, gain on debt extinguishment and restructuring charges compared to the prior year quarter adjusted earnings of $0.96 per diluted share.

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2009	2008

Earnings per diluted share	$1.43	$0.79

Alternative fuel tax credit, net	(0.54)	—
Restructuring and other costs, net	0.05	0.11
Operating losses of previously closed facilities	0.01	0.02
(Gain) loss on extinguishment of debt and related items	(0.01)	0.04

Adjusted earnings per diluted share	$0.94	$0.96

First Quarter Results

  Net sales of $690.8 million for the first quarter of fiscal 2010 decreased $12.3 million compared to the first quarter of fiscal 2009.
  Segment income increased to $106.2 million compared to $90.0 million in the prior year quarter, an 18% increase over the prior year quarter. Segment income includes the alternative fuel tax credit of $20.7 million, net of expenses. This tax credit expired on December 31, 2009.
  RockTenn’s pre-tax restructuring and other costs, net of related noncontrolling interest, were $3.0 million, or $0.05 per diluted share after-tax, for the first quarter of fiscal 2010 consisting primarily of plant closing related asset impairments.
  RockTenn incurred pre-tax operating losses at previously closed facilities of $0.4 million, or $0.01 per diluted share after-tax.
  During the first quarter of fiscal 2010 we repurchased $19.5 million of our March 2013 Notes at an average price of approximately 98% of par and recorded an aggregate gain on extinguishment of debt of $0.5 million pre-tax, or $0.01 per diluted share after-tax.

Chairman and Chief Executive Officer’s Statement

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “RockTenn posted another quarter of strong earnings and cash flow generation, as cost savings and operational improvement programs and higher paperboard shipments largely offset higher input costs. In the seasonally weak December quarter, cash flow from operations was $96 million, up 84% over the prior year quarter.”

Segment Results

Paperboard and Containerboard Tons Shipped and Average Price

Total tons shipped in the first quarter of fiscal 2010 increased by 30,739 tons over the prior year quarter and decreased on a sequential quarter basis by 10,280 tons. The average selling price for all paperboard and containerboard grades decreased $46 per ton from the prior year quarter and decreased $7 per ton on a sequential quarter basis.

Consumer Packaging Segment

Consumer Packaging segment net sales increased 2.9% in the first quarter of fiscal 2010 compared to the prior year quarter, due to higher paperboard volumes. Segment income increased $31.3 million over the prior year quarter to $62.8 million due primarily to $20.7 million of alternative fuel tax credit, lower chemical and energy costs and higher paperboard volumes.

Corrugated Packaging Segment

Corrugated Packaging segment net sales decreased $23.1 million to $180.1 million in the first quarter of fiscal 2010 compared to the prior year quarter, due to lower selling prices which were partially offset by higher containerboard volumes. Segment income was $34.7 million in the first quarter of fiscal 2010 and segment return on sales was 19.3%.

Merchandising Displays Segment

Merchandising Displays segment net sales decreased $8.0 million over the prior year first quarter. Segment income was $4.2 million in the first quarter of fiscal 2010 and $5.1 million in the prior year quarter.

Specialty Paperboard Products Segment

Specialty Paperboard Products segment net sales increased $4.5 million in the first quarter of fiscal 2010 compared to the prior year quarter primarily due to increased paperboard volumes and higher volumes in our recycled fiber operations. Segment income was $4.5 million in the first quarter of fiscal 2010 and $2.8 million in the prior year quarter.

Cash Provided By Operating Activities

Net cash provided by operating activities in the first quarter of fiscal 2010 was $95.6 million compared to $52.0 million in the prior year quarter primarily due to a net reduction in operating assets and liabilities compared to a net increase in the prior year quarter.

Financing and Investing Activities

We reduced net debt by $81.4 million in the quarter and $334.7 million in the twelve months ended December 31, 2009. Our Credit Agreement Debt/EBITDA ratio was 2.16 times at December 31, 2009, well below our maximum permitted ratio of 4.25 times.

Conference Call

We will host a conference call to discuss our results of operations for the first quarter of fiscal 2010 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on January 27, 2010. The conference call will be webcast and can be accessed, along with a copy of this press release, at www.rocktenn.com.

About RockTenn

RockTenn (NYSE:RKT) is one of North America’s leading manufacturers of paperboard, containerboard and consumer and corrugated packaging, with annual net sales of approximately $2.8 billion. RockTenn’s 10,000 employees are committed to exceeding their customers’ expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chilé and Argentina. For more information, visit www.rocktenn.com.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2009	2008

NET SALES	$690.8	$703.1

Cost of Goods Sold (net of alternative fuel tax
credit of $20.7 and $0)	512.3	538.3

Gross Profit	178.5	164.8
Selling, General and Administrative Expenses	80.0	81.5
Restructuring and Other Costs, net	3.0	6.5

Operating Profit	95.5	76.8
Interest Expense	(21.5)	(26.4)
Gain (Loss) on Extinguishment of Debt and Related Items	0.5	(2.4)
Interest Income and Other Income, net	0.2	0.4
Equity in Income (Loss) of Unconsolidated Entities	0.2	(0.4)

INCOME BEFORE INCOME TAXES	74.9	48.0

Income Tax Expense	(17.3)	(16.7)

CONSOLIDATED NET INCOME	57.6	31.3

Less: Net Income Attributable to Noncontrolling
Interests	(1.3)	(0.7)

NET INCOME ATTRIBUTABLE TO ROCK-TENN
COMPANY SHAREHOLDERS	$56.3	$30.6

Weighted Average Common Shares
Outstanding-Diluted	38.9	38.2

Diluted Earnings Per Share Attributable to
Rock-Tenn Company Shareholders	$1.43	$0.79

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS, EXCEPT TONNAGE DATA)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2009	2008

NET SALES:

Consumer Packaging Segment	$379.6	$368.8
Corrugated Packaging Segment	180.1	203.2
Merchandising Displays Segment	66.8	74.8
Specialty Paperboard Products Segment	79.8	75.3
Intersegment Eliminations	(15.5)	(19.0)

TOTAL NET SALES	$690.8	$703.1

SEGMENT INCOME:

Consumer Packaging Segment (1)	$62.8	$31.5
Corrugated Packaging Segment	34.7	50.6
Merchandising Displays Segment	4.2	5.1
Specialty Paperboard Products Segment	4.5	2.8

TOTAL SEGMENT INCOME	$106.2	$90.0

Restructuring and Other Costs, net	(3.0)	(6.5)
Non-Allocated Expenses	(7.5)	(7.1)
Interest Expense	(21.5)	(26.4)
Gain (Loss) on Extinguishment of Debt and Related Items	0.5	(2.4)
Interest Income and Other Income, net	0.2	0.4

INCOME BEFORE INCOME TAXES	$74.9	$48.0

Recycled Paperboard Shipped (in tons)	223,148	204,927
Containerboard Shipped (in tons)	231,113	221,907
Bleached Paperboard Shipped (in tons)	84,993	86,338
Market Pulp Shipped (in tons)	25,362	20,705

(1) Includes alternative fuel tax credits of $20.7 in the three months ended December 31, 2009.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$57.6	$31.3

Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	37.5	37.9
Deferred income tax expense	3.0	7.7
(Gain) loss on extinguishment of debt and related items	(0.5)	2.4
Share-based compensation expense	3.5	2.1
Gain on disposal of plant and equipment and other, net	(0.1)	(0.4)
Equity in (income) loss of unconsolidated entities	(0.2)	0.4
Pension funding less than expense	7.5	2.3
Alternative fuel tax credit benefit	(20.9)	-
Impairment adjustments and other non-cash items	2.2	(0.7)
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	41.5	29.4
Inventories	9.2	(13.8)
Other assets	(0.4)	(0.4)
Accounts payable	(30.9)	(33.7)
Income taxes payable	9.1	5.8
Accrued liabilities and other	(22.5)	(18.3)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$95.6	$52.0

INVESTING ACTIVITIES:

Capital expenditures	(12.3)	(14.2)
Investment in unconsolidated entities	(0.1)	(0.5)
Return of capital from unconsolidated entities	0.2	3.5
Proceeds from sale of property, plant and equipment	2.3	0.5

NET CASH USED FOR INVESTING ACTIVITIES	$(9.9)	$(10.7)

FINANCING ACTIVITIES:

Additions to revolving credit facilities	16.1	143.7
Repayments of revolving credit facilities	(7.5)	(41.8)
Additions to debt	2.3	74.0
Repayments of debt	(89.9)	(265.8)
Debt issuance costs	(0.1)	(0.4)
Cash paid for debt extinguishment costs	-	(2.4)
Restricted cash and investments	-	19.2
Issuances of common stock, net of related minimum tax withholdings	0.9	0.7
Excess tax benefits from share-based compensation	1.2	-
Advances from (repayments to) unconsolidated entity	0.2	(5.3)
Cash dividends paid to shareholders	(5.8)	(3.8)
Cash distributions to noncontrolling interest	(0.9)	-

NET CASH USED FOR FINANCING ACTIVITIES	$(83.5)	$(81.9)

Effect of exchange rate changes on cash and cash equivalents	0.1	0.5

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$2.3	$(40.1)

Cash and cash equivalents at beginning of period	11.8	52.8

Cash and cash equivalents at end of period	$14.1	$12.7

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$2.4	$2.3
Interest, net of amounts capitalized	10.8	19.2

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	December 31,	September 30,
	2009	2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14.1	$11.8
Accounts receivable (net of allowances of $8.9 and $8.8)	264.9	305.5
Inventories	266.7	275.1
Other current assets	78.7	65.0
Assets held for sale	0.9	0.9

TOTAL CURRENT ASSETS	625.3	658.3

Property, plant and equipment at cost:
Land and buildings	417.2	413.8
Machinery and equipment	1,865.4	1,857.1
Transportation equipment	13.8	13.5
Leasehold improvements	5.3	5.4
	2,301.7	2,289.8
Less accumulated depreciation and amortization	(1,048.2)	(1,013.7)
Net property, plant and equipment	1,253.5	1,276.1
Goodwill	737.3	736.4
Intangibles, net	148.3	151.3
Investment in unconsolidated entities	23.8	23.8
Other assets	36.4	38.5

TOTAL ASSETS	$2,824.6	$2,884.4

LIABILITIES AND EQUITY
CURRENT LIABILITES:
Current portion of debt	$56.5	$56.3
Accounts payable	203.3	233.9
Accrued compensation and benefits	59.7	88.0
Other current liabilities	70.5	71.1

TOTAL CURRENT LIABILITIES	390.0	449.3

Long-term debt due after one year	1,210.0	1,289.3
Hedge adjustments resulting from terminated fair value
interest rate derivatives or swaps	3.1	3.8

TOTAL LONG-TERM DEBT	1,213.1	1,293.1

Accrued pension and other long-term benefits	164.2	161.5
Deferred income taxes	160.9	149.2
Other long-term liabilities	39.0	36.7
Redeemable noncontrolling interests	7.1	11.5

Total Rock-Tenn Company shareholders' equity	843.4	776.8
Noncontrolling interests	6.9	6.3
Total Equity	850.3	783.1

TOTAL LIABILITIES AND EQUITY	$2,824.6	$2,884.4

Rock-Tenn Company Quarterly Statistics

Paperboard and Containerboard Operating Statistics

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Average Price Per Ton (a) (b)

All Tons
2008	$599	$587	$566	$585	$583
2009	596	586	564	557	575
2010	550

Tons Shipped
Recycled Paperboard (a) (c)
2008	217,081	229,003	235,871	234,209	916,164
2009	204,927	211,941	219,819	224,269	860,956
2010	223,148

Containerboard (d)
2008	44,699	102,092	218,532	244,073	609,396
2009	221,907	188,568	203,019	235,250	848,744
2010	231,113

Bleached Paperboard
2008	79,623	84,916	86,268	90,724	341,531
2009	86,338	78,223	79,461	88,856	332,878
2010	84,993

Market Pulp
2008	21,193	27,837	24,469	21,537	95,036
2009	20,705	19,493	24,199	26,521	90,918
2010	25,362

Total (a) (d)
2008	362,596	443,848	565,140	590,543	1,962,127
2009	533,877	498,225	526,498	574,896	2,133,496
2010	564,616

(a) Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.

(b) Beginning in the second quarter of fiscal 2008, Average Price Per Ton includes coated and specialty recycled paperboard, containerboard, bleached paperboard and market pulp.

(c) Recycled paperboard tons shipped include coated and specialty paperboard.

(d) Containerboard tons shipped include corrugated medium and linerboard, which include the Solvay Mill tons beginning in March 2008.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income
(In Millions, except Return On Sales data)

	1st Quarter	2nd Quarter	3rd Quarter		4th Quarter		Fiscal Year
Consumer Packaging Segment Sales
2008	$374.7	$394.8	$388.9		$393.0		$1,551.4
2009	368.8	362.9	377.2		394.2		1,503.1
2010	379.6
Consumer Packaging Intersegment Sales
2008	$4.2	$4.3	$3.9		$5.7		$18.1
2009	6.6	4.7	6.0		7.8		25.1
2010	6.0
Consumer Packaging Segment Income
2008	$28.7	$32.5	$27.9		$30.7		$119.8
2009	31.5	39.2	50.3	(1)	53.2	(2)	174.2
2010	42.1	(3)
Return On Sales
2008	7.7%	8.2%	7.2%		7.8%		7.7%
2009	8.5%	10.8%	13.3%	(1)	13.5%	(2)	11.6%
2010	11.1%	(3)

Corrugated Packaging Segment Sales
2008	$61.4	$112.0	$208.9		$225.2		$607.5
2009	203.2	176.5	186.5		186.7		752.9
2010	180.1
Corrugated Packaging Intersegment Sales
2008	$6.3	$7.2	$7.6		$10.0		$31.1
2009	10.1	9.7	8.8		8.7		37.3
2010	7.3
Corrugated Packaging Segment Income
2008	$4.3	$4.4	$23.2		$39.4		$71.3
2009	50.6	41.6	49.6		37.1		178.9
2010	34.7
Return on Sales
2008	7.0%	3.9%	11.1%		17.5%		11.7%
2009	24.9%	23.6%	26.6%		19.9%		23.8%
2010	19.3%

Merchandising Displays Segment Sales
2008	$82.0	$94.3	$86.1		$88.4		$350.8
2009	74.8	82.9	79.7		83.2		320.6
2010	66.8
Merchandising Displays Intersegment Sales
2008	$-	$0.2	$0.1		$0.1		$0.4
2009	-	0.2	0.1		0.1		0.4
2010	0.1
Merchandising Displays Segment Income
2008	$8.0	$13.8	$8.4		$11.7		$41.9
2009	5.1	9.7	8.0		9.1		31.9
2010	4.2
Return on Sales
2008	9.8%	14.6%	9.8%		13.2%		11.9%
2009	6.8%	11.7%	10.0%		10.9%		10.0%
2010	6.3%

(1) Excludes $32.7 of alternative fuel tax credit, net of expenses.
(2) Excludes $21.4 of alternative fuel tax credit, net of expenses.
(3) Excludes $20.7 of alternative fuel tax credit, net of expenses.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income (Continued)
(In Millions, except Return On Sales data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Specialty Paperboard Products Segment Sales
2008	$91.8	$99.8	$102.1	$99.2	$392.9
2009	75.3	70.2	77.2	84.2	306.9
2010	79.8
Specialty Paperboard Products Intersegment Sales
2008	$3.1	$3.3	$3.4	$4.3	$14.1
2009	2.3	1.6	1.8	2.7	8.4
2010	2.1
Specialty Paperboard Products Segment Income
2008	$7.4	$6.6	$7.8	$8.5	$30.3
2009	2.8	6.2	9.4	8.1	26.5
2010	4.5
Return on Sales
2008	8.1%	6.6%	7.6%	8.6%	7.7%
2009	3.7%	8.8%	12.2%	9.6%	8.6%
2010	5.6%

Key Financial Statistics
(In Millions, except EPS Data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income Attributable to Rock-Tenn Company Shareholders
2008	$17.5	$17.1	$18.8	$28.4	$81.8
2009	30.6	37.4	87.0	67.3	222.3
2010	56.3

Diluted EPS (1)
2008	$0.46	$0.45	$0.49	$0.74	$2.12
2009	0.79	0.97	2.23	1.71	5.71
2010	1.43

Depreciation & Amortization
2008	$25.8	$29.7	$39.2	$38.7	$133.4
2009	37.9	37.3	37.5	37.3	150.0
2010	37.5

Capital Expenditures
2008	$17.9	$19.3	$22.5	$24.5	$84.2
2009	14.2	17.0	18.1	26.6	75.9
2010	12.3

(1) Fiscal 2008 and 2009 Diluted EPS are adjusted to reflect the October 1, 2009 adoption of EITF 03-6-1.

Non-GAAP Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure “net debt” to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from terminated fair value interest rate derivatives or swaps, the balance of our cash and cash equivalents, restricted cash (which includes restricted cash and marketable debt securities) and certain other investments that we consider to be readily available to satisfy these debt obligations.

Our management uses net debt, along with other factors, including net debt repayment per diluted share, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments and net debt repayment per diluted share provides a measure to investors of how successful we are at achieving our debt reduction. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt for the current quarter, prior quarter, one year ago quarter and the quarter following the Southern Container Acquisition:

(In Millions, except per share data)	December 31,	September 30,	December 31,	March 31,
	2009	2009	2008	2008

Current Portion of Debt	$56.5	$56.3	$191.5	$247.7
Total Long-Term Debt	1,213.1	1,293.1	1,414.4	1,606.8
	1,269.6	1,349.4	1,605.9	1,854.5
Less: Hedge Adjustments Resulting From Terminated Fair Value Interest Rate Derivatives or Swaps	(3.1)	(3.8)	(6.1)	(7.6)
	1,266.5	1,345.6	1,599.8	1,846.9
Less: Cash and Cash Equivalents	(14.1)	(11.8)	(12.7)	(56.6)
Less: Restricted Cash	—	—	—	(19.5)
Net Debt	$1,252.4	$1,333.8	$1,587.1	$1,770.8

			Net Debt
		Average	Repayment
		Diluted	Per Diluted
		Shares	Share
Net Debt Repayment for the Quarter	$81.4	38.9	$2.09
Net Debt Repayment for the Twelve Months Ended December 31, 2009	$334.7	38.7	$8.66
Net Debt Repayment since March 31, 2008	$518.4	38.4	$13.48

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Senior Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, certain non-cash and cash charges incurred, and charges taken resulting from the impact of changes to accounting rules related to the expensing of stock options.

“Total Funded Debt” is calculated in accordance with the definition contained in our Senior Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, less certain deferred cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Senior Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the December 31, 2009 calculation, our Leverage Ratio was 2.16 times, which includes a reduction of .31 times for the alternative fuel tax credit. Our maximum permitted Leverage Ratio under the Senior Credit Facility at December 31, 2009 was 4.25 times and will remain at this level until July 1, 2010 when it will re-set to 3.75 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the three and twelve months ended December 31, 2009, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Three Months Ended December 31, 2009	Twelve Months Ended December 31, 2009

Consolidated Net Income	$57.6	$252.2
Interest Expense, net	19.5	84.4
Income Taxes	17.3	92.2
Depreciation and Amortization	37.5	149.6
Additional Permitted Charges	3.9	16.4
Credit Agreement EBITDA	$135.8	$594.8
Less: Alternative Fuel Tax Credit, net	(20.7)	(74.8)
Credit Agreement EBITDA, Excluding
Alternative Fuel Tax Credit, net	$115.1	$520.0
Less: Capital Expenditures	(12.3)	(74.0)
Credit Agreement EBITDA, Excluding
Alternative Fuel Tax Credit, net and Capital
Expenditures	$102.8	$446.0
Net Sales	$690.8	$2,800.0

Credit Agreement EBITDA Margin, Excluding
Alternative Fuel Tax Credit, net	16.7%	18.6%

Credit Agreement EBITDA Margin, Excluding
Alternative Fuel Tax Credit, net and Capital
Expenditures	14.9%	15.9%

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:

(In Millions)	December 31,
2009

Current Portion of Debt	$56.5
Total Long-Term Debt	1,213.1
Total Debt	1,269.6
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(3.1)
Total Debt Less Hedge Adjustments	1,266.5
Plus: Letters of Credit and Guarantees	16.6
Total Funded Debt	$1,283.1

Credit Agreement EBITDA for the Twelve Months Ended December 31, 2009	$594.8

Leverage Ratio	2.16

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and the board of directors use this information to evaluate the Company’s performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
(In Millions)	2009	2008

Net income attributable to Rock-Tenn Company shareholders	$56.3	$30.6

Alternative fuel tax credit, net	(20.8)	—
Restructuring and other costs, net	1.9	4.1
Operating losses of previously closed facilities	0.3	0.8
(Gain) loss on extinguishment of debt and related items	(0.3)	1.5

Adjusted net income	$37.4	$37.0

CONTACT:
RockTenn
John Stakel, 678-291-7900
VP-Treasurer